EXHIBIT 99.2

Endeavor IP, Inc.'s Subsidiary, Endeavor Energy, Inc.'s Patent Litigation Against Con Edison Solutions Included In The Federal Patent Pilot Program.

HALF MOON, CA. (September 17, 2013)  Endeavor IP, Inc. (OTCQB:ENIP) ("Endeavor"), an intellectual property services and patent licensing company, announced today that its wholly-owned subsidiary Endeavor Energy, Inc.'s patent infringement litigation against Con Edison Solutions, Inc. in the United States District Court for the Southern District of New York will be part of the Federal Patent Pilot Program. The case (13 CV 6528 - United States District Court For The Southern District of New York) is now before the Honorable Laura Taylor Swain.

Under the Federal Patent Pilot Program, fourteen designated U.S. District Courts, including the Southern District of New York, receive additional federal resources intended to augment the courts' expertise in patent litigation and increase judicial efficiency in managing their patent litigation dockets. Industry commentators have suggested that Federal Patent Pilot Program accelerates disposition times for participating cases.

Endeavor IP CEO Cameron Gray said, "We are pleased that our case was selected for inclusion in the Patent Pilot Program. We look forward to an expedited resolution."

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property. Endeavor IP is based in Half Moon Bay, CA. http://www.enip.com.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:	Endeavor IP, Inc.
Dr. Cameron Gray
cgray@enip.com
+1 (650) 440-5240